Exhibit 99.4

News Release

FOR IMMEDIATE RELEASE	June 16, 2006
Nortel Announces Proposed Senior Notes Offering
TORONTO — Nortel Networks* Corporation [NYSE/ TSX: NT] today announced that its principal direct operating subsidiary, Nortel Networks Limited (“NNL”), has commenced a proposed US$2 billion offering of senior unsecured notes (the “Notes”) in the United States to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States under Regulation S under the Securities Act, and to accredited investors in Canada pursuant to applicable private placement exemptions, subject to market and other conditions. The Notes to be issued by NNL would be fully and unconditionally guaranteed by the Company and initially guaranteed by the Company’s indirect subsidiary, Nortel Networks Inc. (“NNI”).
NNL plans to use US$1.3 billion of the net proceeds to repay the US$1.3 billion one-year credit facility that NNI entered into in February 2006, and the remainder for general corporate purposes, including to replenish recent cash outflows of US$150 million for the repayment at maturity of the outstanding aggregate principal amount of the 7.40% Notes due June 15, 2006 issued by the Company’s indirect finance subsidiary, Nortel Networks Capital Corporation, and fully and unconditionally guaranteed by NNL, and US$575 million (plus accrued interest of US$5 million) deposited into escrow on June 1, 2006 pursuant to the proposed class action settlement first announced on February 8, 2006.
The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and the related guarantees, nor shall there be any sale of the Notes and the related guarantees in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
-end-
* Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.